As filed with the Securities and Exchange Commission on November 7, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA ENERGY

(Exact name of registrant as specified in its charter)

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Ash Street

San Diego, California 92101-3017

(619) 696-2034

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SEMPRA ENERGY 2008 LONG TERM INCENTIVE PLAN FOR

ENERGYSOUTH, INC. EMPLOYEES AND OTHER ELIGIBLE INDIVIDUALS

(Full title of the plan)

Copy to:
GARY W. KYLE, ESQ. Chief Corporate Counsel Sempra Energy 101 Ash Street San Diego, California 92101-3017 (619) 696-2034	BARRY CLARKSON, ESQ. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, without par value	302,478 shares	$42.66	$12,903,711.48	$507.12

(1)	The Sempra Energy 2008 Long Term Incentive Plan for EnergySouth, Inc. Employees and Other Eligible Individuals (the “Plan”) authorizes the issuance of up to 302,478 shares of common stock, without par value (the “Common Stock”), of Sempra Energy, a California corporation (the “Company”). Sempra Energy acquired EnergySouth, Inc., a Delaware corporation (“EnergySouth”), in October 2008 and in connection with the acquisition adopted the Plan to utilize the shares remaining available for future awards under the 2008 Incentive Plan of EnergySouth, Inc. (the “Prior Plan”). All awards outstanding under the Prior Plan at the time of the acquisition were cancelled and holders thereof were paid the merger consideration in accordance with the terms and conditions of the that certain Agreement and Plan of Merger, dated as of July 25, 2008, by and among the Company, EMS Holding Corp., a Delaware corporation and a wholly owned indirect subsidiary of the Company, and EnergySouth. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall automatically cover any additional shares of Common Stock that become purchasable under the Plan by reason of any future stock split, stock dividend or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low trading prices of the Common Stock, as reported on the New York Stock Exchange on November 3, 2008.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by Sempra Energy (the “Company”), are incorporated by reference in this Registration Statement:

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 26, 2008, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

B.	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, filed with the Commission on May 2, 2008 and August 7, 2008, respectively;

C.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 17, 2008, March 19, 2008, April 7, 2008, June 12, 2008, August 19, 2008 and October 9, 2008; and

D.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Reg. No. 001-14201), filed with the Commission on June 5, 1998, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Company’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws each eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of the Company shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permissible under California law. In addition, the Company has indemnification agreements with each of its officers and directors that provide for indemnification for monetary damages to the fullest extent permissible under California law. The Company maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits on page 7.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 4th day of November, 2008.

Sempra Energy, a California corporation

By:	/s/ Donald E. Felsinger
Donald E. Felsinger
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Donald E. Felsinger, Javade Chaudhri and Neal E. Schmale, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 4, 2008.

Signature	Title

/s/ Donald E. Felsinger Donald E. Felsinger	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Mark A. Snell Mark A. Snell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Joseph A. Householder Joseph A. Householder	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ James G. Brocksmith, Jr. James G. Brocksmith, Jr.	Director

/s/ Richard A. Collato Richard A. Collato	Director

/s/ Wilford D. Godbold, Jr. Wilford D. Godbold, Jr.	Director

/s/ William D. Jones William D. Jones	Director

/s/ Richard G. Newman Richard G. Newman	Director

/s/ William G. Ouchi William G. Ouchi	Director

/s/ William C. Rusnack William C. Rusnack	Director

/s/ William P. Rutledge William P. Rutledge	Director

/s/ Carlos Ruiz Carlos Ruiz	Director

/s/ Lynn Schenk Lynn Schenk	Director

/s/ Neal E. Schmale Neal E. Schmale	Director

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Gary W. Kyle, Esq.

10.1	Sempra Energy 2008 Long Term Incentive Plan for EnergySouth, Inc. Employees and Other Eligible Individuals

23.1	Consent of Gary W. Kyle, Esq. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)